THIRD AMENDMENT

TO

EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT is made as of the 26th day of July, 2013 by and between Novelos Therapeutics, Inc., a Delaware corporation, with executive offices in Newton, Massachusetts (the “Company”), and Harry S. Palmin of Boston, Massachusetts (the “Executive”).

WITNESSETH

WHEREAS, the Company and the Executive are parties to an Employment Agreement made as of January 31, 2006 (the “Employment Agreement,” a copy of which is attached hereto as Exhibit A), as amended by amendments dated December 31, 2008 and June 1, 2011, pursuant to which the Executive has served as President, Chief Executive Officer and a Director of the Company; and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Executive agree as follows:

1. Term of Employment. Any contrary provision of the Employment Agreement notwithstanding, on and after the date hereof, the Executive’s employment shall be “at will.” Any termination of employment either by the Company or by the Executive shall be effected upon delivery of written notice to the other party at least thirty (30) days prior to the date of termination, whether such termination would be characterized as “For Cause”, “Without Cause”, “Voluntary Termination” or “For Good Reason”. Upon any termination of Executive’s employment, Executive agrees that he will promptly resign from the Company’s Board of Directors and all other positions he may hold with the Company or any of its subsidiaries.

2. Payments upon Termination. Upon termination of employment, Executive shall be entitled to receive an amount equal to his accrued base salary or other compensation through the date of termination. In addition, upon termination of employment at any time prior to March 31, 2014, other than a termination by the Company For Cause or Voluntary Termination by Executive, the Company shall (i) make a lump sum payment to Executive equal to $150,000.001, and (ii) For the six (6) month period subsequent to the date of termination, the Executive shall continue to receive the disability and medical benefits that he receives as of the date hereof at the same level in effect on, and at the same out-of-pocket cost to the Executive as of, the date hereof. For avoidance of doubt, payment of the amounts and provision of the benefits set forth in the preceding sentence, and the acceleration and extension of Executive’s options as set forth in Section 3 below, shall be contingent upon Executive’s execution of a release in the form provided in the Employment Agreement.

1 Note: Equal to 6 mos. base salary as of the date hereof.

3. Option Acceleration and Exercise. One Hundred Percent (100%) of the Executive’s unvested options shall vest upon termination of employment by the Company Without Cause or by the Executive For Good Reason, and all vested options held by the Executive shall remain exercisable for a period of eighteen months following the date of such termination. The Company shall file a registration statement for the shares underlying Executive’s options on Form S-8 within ninety days from the date of termination.

4. Payment Upon Completion of Renova Transaction. In the event the Company completes, on or prior to September 30, 2013, a transaction with Renova Industries Ltd. or one or more of its affiliates, as a result of which the Company is released from the use of proceeds restrictions set forth in Section 7.3 of that certain Securities Purchase Agreement dated as of November 1, 2012 by and among the Company and Renova Industries Ltd., the Company pay to the Executive a transaction bonus upon or as soon as practicable following the completion of such transaction equal to $150,000.001.

5. Withholding. All payments made by the Company hereunder shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

6. Non-Competition. The obligation of the Executive to refrain from engaging in business activity in competition with the business of the Company as set out in clause (a) of Section 10 of the Employment Agreement shall be deemed waived as of the date of termination of employment and of no force and effect.

7. Miscellaneous. All capitalized terms used and not defined herein shall have the same meaning as in the Employment Agreement, unless the context otherwise requires. Except as may be modified expressly in this Amendment, the Employment Agreement remains in full force and effect. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart. A signature sent by telecopy or facsimile transmission shall be as valid and binding upon a Party as an original signature of such Party. This Amendment shall be construed under and be governed in all respects by the laws of The Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, this Amendment to Employment Agreement has been executed by the Company, by its duly authorized signatory, and by the Executive, as of the date first above written.

NOVELOS THERAPEUTICS, INC.

By:	/s/ Stephen Hill
Name: Stephen Hill
Title: Chairman of the Board of Directors

EXECUTIVE:

/s/ Harry S. Palmin

Harry S. Palmin

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